To:	GE Commercial Aviation Services Limited Aviation House Shannon, Co. Clare, Ireland
, 2006

Ladies and Gentlemen:

We refer to the (1) Underwriting Agreement dated as of                     , 2006 (the ‘‘Underwriting Agreement’’), pursuant to which Genesis Lease Limited, a Bermuda company (the ‘‘Company’’), will sell                             of its common shares (                         with full exercise of the underwriters’ over-allotment option) in the form of American Depositary Shares (‘‘ADSs’’) in an initial public offering of the Company (the ‘‘IPO’’), (2) the purchase agreement, dated November 21, 2006, pursuant to which Genesis Funding Limited (‘‘Genesis Funding’’), a subsidiary of the Company, agreed to sell floating-rate aircraft lease-backed notes in a securitization transaction (the ‘‘Securitization’’), (3) the private placement agreement, dated November     , 2006, between GE Capital Equity Investments, Inc. and the Company, pursuant to which GE Capital Equity Investments, Inc. will purchase ADSs from the Company in a private placement (the ‘‘Private Placement’’), (4) the asset purchase agreement, dated         , 2006 among General Electric Capital Corporation, the other sellers listed therein and Genesis Funding (the ‘‘Asset Purchase Agreement’’), pursuant to which Genesis Funding will purchase an initial portfolio of 41 aircraft (the ‘‘Initial Portfolio’’) and (5) the commitment letter, dated                 , 2006, among Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and the Company, providing for a commitment for a $1 billion credit facility (the ‘‘Credit Facility’’). This agreement sets forth the understanding of the parties regarding the payment of expenses relating to the Company’s formation, the IPO, the Securitization and the Credit Facility (the ‘‘Transactions’’).

Expenditures GE Commercial Aviation Services Limited (‘‘GECAS’’) has paid in connection with the Transactions prior to the completion of the IPO will not be reimbursed by the Company.

The Company will pay, or cause to be paid, the expenses of all parties relating to the completion of the Transactions set forth on Annex A upon completion of the IPO (expected to be on a date between December 18, 2006 and December 22, 2006) from the proceeds of the IPO, the Securitization and the Private Placement. In the event that the underwriters for the IPO exercise their over-allotment option and as a result reimburse the Company for additional expenses as described in the prospectus for the IPO, the Company shall pay to GECAS the amount so reimbursed to the Company.

GECAS agrees to pay the following expenses directly related to the completion of the Transactions incurred or invoiced after the completion of the IPO:

1.	fees and expenses directly incurred in connection with the Transactions before the completion of the IPO but not invoiced until after the completion of the IPO;

2.	fees and expenses relating to the delivery to Genesis Funding and its subsidiaries of the aircraft in the Initial Portfolio and the novation of the leases thereof pursuant to the Asset Purchase Agreement;

3.	upon the execution of the Credit Facility, the legal fees and expenses incurred during the period from the date hereof to February 28, 2007 directly in connection with the negotiation and execution of documentation for the Credit Facility;

4.	upon the execution of the Credit Facility, the underwriting fee of 1.25% in respect of $250 million in principal amount of the Credit Facility;

5.	commitment fees of 0.375% per annum paid in advance in respect of the initial twelve months of the Company’s option to increase the commitment for the Credit Facility by an additional $750 million in principal amount, subject to a rebate to be paid by the Company to GECAS for the amount of such commitment fees paid in advance credited to the Company upon the Company’s exercise of the option to increase the commitment; and

6.    such other fees expenses as may be agreed by GECAS in writing.

In the event that the Company receives an invoice for any of the fees and expenses enumerated in clauses 1 through 6 of this paragraph, the Company shall forward it to GECAS, at the above address, Facsimile: +353-61-70-6886, Attention of Diarmuid Hyde, together with a statement that the Company has reviewed such invoice and confirms that such invoice is for a fee or expense enumerated in this paragraph.

For purposes of clarification, the Company agrees to pay for all of its and other parties’ expenses and costs not expressly provided to be the responsibility of GECAS as set forth above.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follows.]

Please confirm your agreement to the above by countersigning this letter in the space provided below.

Yours faithfully,
By: Name: Title:
For and on behalf of GENESIS LEASE LIMITED

We agree to the terms and conditions of this letter as set forth above.

GE COMMERCIAL AVIATION SERVICES LIMITED

By:
Name:
Title:

Annex A

Item	Amount	Recipient	Wire Instructions